EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Prospectus constituting part of this Registration Statement on Pre-Effective Amendment No. 2 to Form S-1 of our report dated July 27, 2005 on the statement of financial condition of DB Commodity Index Tracking Fund as of June 16, 2005, our report dated July 27, 2005 on the statement of financial condition (Restated) of DB Commodity Index Tracking Master Fund as of June 16, 2005, and the related statements of operations (Restated) and changes in net assets (Restated) for the period from May 23, 2005 (inception) through June 16, 2005, and our report dated July 27, 2005 on the statement of financial condition of DB Commodity Services LLC as of June 16, 2005, all of which appear in such Prospectus. We also consent to the statements with respect to us as appearing under the heading “Experts” in the Prospectus.

/s/ KPMG LLP

New York, New York

August 4, 2005